Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Third Quarter 2018 Results

LEAWOOD, KANSAS - (November 8, 2018) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the third quarter ended September 30, 2018.

Highlights for the third quarter ended September 30, 2018, include the following:

•

Total revenues increased 3.6% to $1,221.4 million compared to total revenues of $1,178.7 million for the three months ended September 30, 2017. Total revenues in the quarter included approximately $325.8 million of revenues from our international theatres as compared to $333.0 million for the three months ended September 30, 2017.

•

Admissions revenues were nearly unchanged at $751.4 million compared to $753.5 million for the same period a year ago, primarily driven by an 8.6% surge in attendance at our U.S. theatres compared to the third quarter a year earlier, which was a U.S. attendance record for the third quarter for AMC, offset by a decline in U.S. average ticket price of 6.6% and industry-wide softness in Europe.

•	Food and beverage revenues increased 6.5% to $384.8 million, compared to $361.4 million for the three months ended September 30, 2017, again primarily driven by the increased U.S. attendance.

•

Other revenues in the quarter also increased 33.5% to $85.2 million from $63.8 million for the same period in 2017, the result of several of the company’s strategies and the benefit from the adoption of ASC 606.

•

Loss before income taxes increased $29.0 million to $89.3 million, compared to a loss of $60.3 million for the same quarter a year ago. Net loss increased $57.7 million to $100.4 million compared to net loss of $42.7 million for the three months ended September 30, 2017.  Included in the loss before income taxes for the third quarter ended September 30, 2018 was $54.1 million of non-cash expense as a result of an increase in fair value of our new derivative liability related to the conversion feature for the Silver Lake convertible notes due 2024, which will be marked to market, quarterly, going forward.  Also included were: a $28.9 million gain on the sale of AMC’s remaining investment in National CineMedia, LLC (“NCM”), a $30.1 million gain on the Screenvision merger, $14.3 million increase related to merger and acquisition costs and $8.1 million increase in general and administrative expenses related to bonus and stock-based compensation expense due to significantly improved operating performance.

•

Diluted loss per share (“diluted EPS”) increased by $0.49 to $0.82 per share compared to a net loss of $0.33 per share for the same period a year ago.  Weighted average diluted shares outstanding in the third quarter of 2018 decreased approximately 6.1% compared to the third quarter last year as a result of the effect of the 24.1 million Class B Common shares repurchased and canceled from Dalian Wanda Group Co., Ltd (“Wanda”) on September 14, 2018 and the 3.7 million Class A Common shares repurchased on the open market since August 2017. A total of 103,514,196 Class A and Class B Common shares were outstanding as of October 31, 2018, a 19.8% decrease compared to October 31, 2017.

•

Total Adjusted EBITDA(1) decreased 3.4% to $142.4 million compared to $147.4 million for the three months ended September 30, 2017.  U.S. markets Adjusted EBITDA for the third quarter declined 2.4% to $105.0 million compared to $107.6 million in the same period last year.  International Adjusted EBITDA for the third quarter declined 6.0% to $37.4 million compared to $39.8 million a year ago.  Included in Total Adjusted EBITDA for the third quarter ended September 30, 2018 is approximately $3.9 million of impact related to salaries and wages related to bonuses and a $3.4 million decline in cash distributions from non-consolidated entities. Adjusted EBITDA was negatively impacted by approximately $6.9 million due to the launch of the AMC Stubs A-List loyalty tier and is in-line with expectations.

(1) Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Adam Aron, CEO and President of AMC said, “We are so thoroughly encouraged by AMC’s performance in the third quarter of 2018, both because of the $142.4 million of Adjusted EBITDA we generated and the enormous strategic advances our company made in the quarter. We performed significantly ahead of our expectations going into the quarter, and when combined with our stellar second quarter results, we are now highly confident in saying that from an Adjusted EBITDA perspective, full year 2018 will be the best-ever year in AMC’s 98-year history.“

Aron added, “We are especially excited by the extraordinary consumer response to our AMC Stubs loyalty program, now with 17 million member-households in the United States. AMC Stubs members make up more than 40% of AMC’s entire U.S. clientele, and as a result we are now fortunate to have a marketer’s dream, a customer database that is incredibly rich with moviegoing habits and histories. We are even more thrilled by the game changing nature of our new A-List VIP tier of AMC Stubs, which is nothing short of a runaway success for AMC. Launched on June 26 of this year, A-List had some 388,000 enrolled members by quarter-end. In the next couple of days, not even six weeks later, we will cross 500,000 members. That already translates to $120 million of annual recurring revenue for movie admission ticket buying at AMC theatres, even before considering the continued growth in membership and revenue that is surely ahead of us. What’s more, thanks to our intelligent stewardship and management of these programs, we find ourselves in the sweet spot of both offering great value to our guests and running a program that is heavily incremental and which should prove to be intriguingly profitable for AMC. Thanks to all of our compelling marketing initiatives, in 2018 we saw the highest third quarter attendance levels ever for AMC.”

Aron concluded, “The third quarter of 2018 was also transformational for AMC as we attracted a new $600 million strategic investment in AMC from private equity giant Silver Lake, the global leader in technology investing, in the form of 6-year 2.95% convertible notes. The proceeds of these notes allowed us to repurchase approximately 24.1 million Class B Common shares from Wanda and issue a $1.55 per share special dividend to all shareholders. Silver Lake, who will add great insight as it enters our Boardroom, believes in the inherent value of AMC now, and in the likelihood of AMC’s success going forward. With a particularly strong industry box office now expected for both 2018 and 2019, and with our company very well positioned as the global leader among theatre operators, the future for AMC looks brighter than ever.”

Highlights for the nine months ended September 30, 2018, include the following:

•

Total revenues increased 10.5% to $4,047.5 million compared to total revenues of $3,662.4 million for the nine months ended September 30, 2017.  Total revenues for 2018 included approximately $1,040.4 million of revenues from our international theatres as compared to $917.2 million in the nine-month period a year ago.

•	Admissions revenues grew 8.2% to $2,522.7 million compared to $2,332.4 million for the nine months ended September 30, 2017. Attendance increased globally by 4.1% and increased by 6.4% in the U.S.

•	Food and beverage revenues increased 9.1% to $1,236.4 million, compared to $1,133.1 million for the nine months ended September 30, 2017.

•

Other revenues increased 46.5% to $288.4 million from $196.9 million for the same period in 2017, the result of several of the company’s strategies, the benefit from the adoption of ASC 606, and the Nordic acquisition

•

Loss before income taxes improved $299.9 million to $47.3 million, compared to a loss of $347.2 million for the same quarter a year ago. Net loss improved by $150.3 million to $60.5 million compared to a net loss of $210.8 million for the nine months ended September 30, 2017. Included in the loss before income taxes for the nine months ended September 30, 2017 was a $204.5 million other-than-temporary pre-tax impairment loss related to AMC’s investment in NCM and a $22.2 million loss on sale of NCM shares.

•

Diluted loss per share decreased by $1.17 to $0.48 per share compared to a loss of $1.65 per share for the same period a year ago.  Weighted average diluted shares outstanding for the nine months ended September 30, 2018 decreased approximately 1.2% compared to the third quarter last year as a result of the 24.1 million Class B Common shares repurchased and canceled from Wanda on September 14, 2018 and the 3.7 million Class A Common shares repurchased on the open market since August 2017 offset by the additional public offering of 20.3 million Class A Common shares in February 2017.

•

Total Adjusted EBITDA(1) grew 24.5% to $665.1 million compared to $534.3 million for the nine months ended September 30, 2017.  U.S. markets Adjusted EBITDA for the nine months grew 27.3% to $535.6 compared to $420.6 million in the same period last year.  International Adjusted EBITDA grew 13.9% to $129.5 million compared to $113.7 million in the same period a year ago.  Much of the growth in international Adjusted EBITDA is due to the March 28, 2017 acquisition of Nordic Cinema Group Holding AB (“Nordic”).

(1) (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Dividends

On May 3, 2018, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended March 31, 2018, payable on June 25, 2018 to stockholders of record on June 11, 2018. The total dividends paid in the second quarter of 2018 were approximately $25.6 million.

On July 24, 2018, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended June 30, 2018, payable on September 24, 2018 to stockholders of record on September 10, 2018.

On September 16, 2018 the Company declared a special dividend of $1.55 per share, payable on September 28, 2018 to stockholders of record on September 25, 2018.

The total dividends paid in the third quarter of 2018 were approximately $186.0 million.

On November 1, 2018, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended September 30, 2018, payable on December 26, 2018 to stockholders of record on December 10, 2018.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Thursday, November 8, 2018. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with more than 1,000 theatres and nearly 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Norway, Spain, Sweden and UK & Ireland. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018, and the Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 9/30/18 and 9/30/17

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Admissions	$751.4	$753.5	$2,522.7	$2,332.4
Food and beverage	384.8	361.4	1,236.4	1,133.1
Other theatre	85.2	63.8	288.4	196.9
Total revenues	1,221.4	1,178.7	4,047.5	3,662.4

Operating costs and expenses
Film exhibition costs	378.8	364.8	1,276.7	1,164.2
Food and beverage costs	63.6	60.7	202.0	182.6
Operating expense, excluding depreciation and amortization below	400.5	383.2	1,236.9	1,128.8
Rent	203.7	200.7	593.1	590.9
General and administrative:
Merger, acquisition and transaction costs	18.1	5.6	27.1	57.2
Other, excluding depreciation and amortization below	48.4	32.6	135.6	113.0
Depreciation and amortization	130.2	135.2	398.4	393.9
Operating costs and expenses	1,243.3	1,182.8	3,869.8	3,630.6

Operating income (loss)	(21.9)	(4.1)	177.7	31.8
Other expense (income):
Other expense (income)	54.1	(0.4)	57.5	(1.9)
Interest expense:
Corporate borrowings	64.3	60.8	188.2	171.7
Capital and financing lease obligations	9.4	10.6	29.5	31.7
Non-cash NCM exhibitor service agreement	10.3	—	31.2	—
Equity in (earnings) loss of non-consolidated entities	(70.0)	1.8	(74.0)	199.1
Investment income	(0.7)	(16.6)	(7.4)	(21.6)
Total other expense	67.4	56.2	225.0	379.0

Loss before income taxes	(89.3)	(60.3)	(47.3)	(347.2)
Income tax provision (benefit)	11.1	(17.6)	13.2	(136.4)
Net loss	$(100.4)	$(42.7)	$(60.5)	$(210.8)

Diluted loss per share	$(0.82)	$(0.33)	$(0.48)	$(1.65)

Average shares outstanding diluted (in thousands)	123,126	131,077	126,386	127,902

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$333.3	$310.0
Corporate borrowings	4,855.5	4,235.3
Other long-term liabilities	980.7	903.8
Capital and financing lease obligations	584.5	651.4
Stockholders' equity	1,254.5	2,112.4
Total assets	9,363.0	9,805.9

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Consolidated	2018	2017	2018	2017
Net cash provided by operating activities	$1.7	$111.2	$298.8	$229.6
Capital expenditures	$(133.8)	$(149.7)	$(374.9)	$(467.7)
Screen additions	6	22	46	64
Screen acquisitions	8	15	39	720
Screen dispositions	43	21	177	257
Construction openings (closures), net	12	(53)	(106)	(39)
Average screens	10,626	10,707	10,699	10,640
Number of screens operated	10,971	11,046	10,971	11,046
Number of theatres operated	1,002	1,006	1,002	1,006
Screens per theatre	10.9	11.0	10.9	11.0
Attendance (in thousands)	82,662	79,451	264,838	254,441

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	58,935	54,269	190,542	179,041
International markets	23,727	25,182	74,296	75,400
Consolidated	82,662	79,451	264,838	254,441

Average ticket price (in dollars):
U.S. markets	$9.15	$9.80	$9.65	$9.59
International markets	$8.95	$8.81	$9.22	$8.17
Consolidated	$9.09	$9.48	$9.53	$9.17

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.11	$5.13	$5.15	$5.05
International markets	$3.51	$3.30	$3.42	$3.03
Consolidated	$4.66	$4.55	$4.67	$4.45

Average Screen Count (month end average):
U.S. markets	7,992	8,028	8,032	8,083
International markets	2,634	2,679	2,667	2,557
Consolidated	10,626	10,707	10,699	10,640

Segment Information

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
U.S. markets	$895.6	$845.7	$3,007.1	$2,745.2
International markets	325.8	333.0	1,040.4	917.2
Consolidated	$1,221.4	$1,178.7	$4,047.5	$3,662.4

Adjusted EBITDA
U.S. markets	$105.0	$107.6	$535.6	$420.6
International markets	37.4	39.8	129.5	113.7
Consolidated	$142.4	$147.4	$665.1	$534.3

Capital Expenditures
U.S. markets	$92.9	$126.9	$264.9	$416.6
International markets	40.9	22.8	110.0	51.1
Consolidated	$133.8	$149.7	$374.9	$467.7

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(100.4)	$(42.7)	$(60.5)	$(210.8)
Plus:
Income tax provision (benefit)	11.1	(17.6)	13.2	(136.4)
Interest expense	84.0	71.4	248.9	203.4
Depreciation and amortization	130.2	135.2	398.4	393.9
Certain operating expenses (2)	6.6	3.7	16.2	12.5
Equity in (earnings) loss of non-consolidated entities (3)	(70.0)	1.8	(74.0)	199.1
Cash distributions from non-consolidated entities (4)	3.1	6.5	30.9	33.1
Attributable EBITDA (5)	2.1	0.8	3.7	1.8
Investment income	(0.7)	(16.6)	(7.4)	(21.6)
Other expense (income) (6)	54.1	(0.6)	57.7	(1.8)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	18.1	5.6	27.1	57.2
Stock-based compensation expense (income) (8)	4.2	(0.1)	10.9	3.9
Adjusted EBITDA(1)	$142.4	$147.4	$665.1	$534.3

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the three months ended September 30, 2018, we recorded equity in earnings related to our sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the nine months ended September 30, 2018. Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the nine months ended September 30, 2018. The nine months ended September 30, 2017 included an other-than-temporary impairment loss of $204.5 million, on our investment in NCM. The three months ended September 30, 2017 included a loss on the sale of NCM shares of $21.0 million. The impairment charges reflect recording our held-for-sale units and other-than-temporary impaired shares at the publicly quoted per share price on March 31, 2018 of $5.19 and June 30, 2017 of $7.42.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Equity in (earnings) loss of non-consolidated entities	$(70.0)	$1.8	$(74.0)	$199.1
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(68.5)	2.1	(72.1)	199.6
Equity in earnings (loss) of International theatre JV's	1.5	0.3	1.9	0.5
Income tax provision	0.1	—	0.2	—
Investment income	(0.1)	—	(0.3)	—
Depreciation and amortization	0.6	0.5	1.9	1.3
Attributable EBITDA	$2.1	$0.8	$3.7	$1.8

6)

Other expense (income) for the three and nine months ended September 30, 2018 includes financing losses and financing related foreign currency transaction losses. During the three months ended September 30, 2018, we recorded expense of $54.1 million as a result of an increase in fair value of our derivative liability for the Convertible Notes due 2024.

7)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

8)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

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